Filed pursuant to Rule 424(b)(3)
SEC File No. 333-260571

PROSPECTUS SUPPLEMENT NO. 6
(to Prospectus dated November 3, 2021)

OTONOMO TECHNOLOGIES LTD.

PRIMARY OFFERING OF
13,825,000 ORDINARY SHARES

SECONDARY OFFERING OF
98,631,650 ORDINARY SHARES,
5,200,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,200,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
OTONOMO TECHNOLOGIES LTD.

This prospectus supplement updates, amends and supplements the prospectus dated November 3, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-260571). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Otonomo’s acquisition of The Floow Limited (“The Floow”), which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “OTMO” and “OTMOW,” respectively. On April 13, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $1.69 per ordinary share and $0.16 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2022.

On April 14, 2022, Otonomo closed its previously announced acquisition of The Floow, a SaaS provider of connected insurance technology for major carriers globally.